                     JOHN HANCOCK TAX-EXEMPT INCOME FUND

                 SUPPLEMENT TO PROSPECTUS DATED MAY 1, 1995


On December 11, 1995, the Trustees of the John Hancock Tax-Exempt Income
Fund (the "Fund") voted to recommend that the shareholders approve a tax-free reorganization of the Fund, as described below.

Under the terms of the reorganization, subject to shareholder approval at a shareholder meeting scheduled to be held in April, 1996, the Fund would transfer all of its assets and liabilities to John Hancock Tax-Free Bond Fund ("Tax-Free Bond Fund") in a tax-free exchange for shares of equal value of Tax-Free Bond Fund. Further information regarding the proposed reorganization will be contained in a proxy statement and prospectus which is scheduled to be mailed to shareholders during March, 1996.

Effective March 6, 1996, John Hancock Tax-Exempt Income Fund will be closed to new accounts (except for participants in existing Qualified Retirement Plans).

December 11, 1995

2300S 12/95

JOHN HANCOCK
TAX-EXEMPT
INCOME FUND

CLASS A AND CLASS B SHARES
PROSPECTUS
MAY 1, 1995

--------------------------------------------------------------------------------
TABLE OF CONTENTS
                                                                            Page
                                                                            --
Expense Information ....................................................     2
The Fund's Financial Highlights ........................................     3
Investment Objective and Policies ......................................     5
Organization and Management of the Fund ................................     8
Alternative Purchase Arrangements ......................................     9
The Fund's Expenses ....................................................    11
Dividends and Taxes ....................................................    11
Performance ............................................................    12
How to Buy Shares ......................................................    13
Share Price ............................................................    15
How to Redeem Shares ...................................................    19
Additional Services and Programs .......................................    22


     This Prospectus sets forth information about John Hancock Tax-Exempt Income Fund (the "Fund"), a diversified fund, that you should know before investing. Please read and retain it for future reference.

        Additional information about the Fund has been filed with the Securities and Exchange Commission (the "SEC"). You can obtain a copy of the Fund's Statement of Additional Information, dated May 1, 1995, which is incorporated by reference into this Prospectus, free of charge by writing or telephoning: John Hancock Investor Services Corporation, P.O. Box 9116, Boston, Massachusetts 02205-9116, 1-800-225-5291, (1-800-554-6713 TDD).


     SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND THE SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EXPENSE INFORMATION
     The purpose of the following information is to help you understand the various fees and expenses that you will bear, directly or indirectly, when you purchase Fund shares. The operating expenses included in the table and hypothetical example below are based on fees and expenses of the Fund's Class A and Class B shares for the fiscal year ended December 31, 1994, adjusted to reflect current fees and expenses. Actual fees and expenses in the future may be greater or less than those indicated.

                                                                        CLASS A               CLASS B
                                                                         SHARES                SHARES
                                                                        -------               -------
SHAREHOLDER TRANSACTION EXPENSES
Maximum sales charge imposed on purchases (as a percentage of
offering price) .................................................        4.50%<F1>               None
Maximum sales charge imposed on reinvested dividends ............         None                   None
Maximum deferred sales charge ...................................         None<F1>              5.00%
Redemption fee<F3> ..............................................         None                   None
Exchange fee ....................................................         None                   None

ANNUAL FUND OPERATING EXPENSES
  (as a percentage of average net assets)
Management fee ..................................................        0.55%                  0.55%
12b-1 fee<F2> ...................................................        0.30%                  1.00%
Other expenses ..................................................        0.22%                  0.27%
Total Fund operating expenses ...................................        1.07%                  1.82%

<F1> No sales charge is payable at the time of purchase on  investments in Class
     A shares of $1 million or more, but for a contingent deferred sales charge may be imposed on these investments, as described under the caption "Share Price," in the event of certain redemption transactions within one year of purchase.

<F2> The amount of the 12b-1 fee used to cover  service  expenses  will be up to
     0.25% of the Fund's average net assets, and the remaining portion will be used to cover distribution expenses. See "The Fund's Expenses."
<F3> Redemption by wire fee (currently $4.00) not included.

                       EXAMPLE:                           1 YEAR      3 YEARS      5 YEARS      10 YEARS
You would pay the following expenses for the indicated
  period of years on a hypothetical $1,000 investment,
  assuming a 5% annual return:                             $55          $78         $101          $170
Class A shares
Class B shares
  --Assuming complete redemption at end of period ....     $68          $87         $119          $194
  --Assuming no redemption ...........................     $18          $57         $ 99          $194

(This example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.)

     The Fund's payment of a distribution fee may result in a long-term shareholder indirectly paying more than the economic equivalent of the maximum front-end sales charge permitted under the National Association of Securities Dealers Rules of Fair Practice.

     The management and 12b-1 fees referred to above are more fully explained in this Prospectus under the caption "The Fund's Expenses" and in the Statement of Additional Information under the captions "Investment Advisory and Other Services" and "Distribution Contract."

THE FUND'S FINANCIAL HIGHLIGHTS

     The following table of Financial Highlights has been audited by Ernst & Young LLP, the Fund's independent auditors,whose unqualified report is included in the Fund's 1994 Annual Report and is included in the Statement of Additional Information. Further information about the performance of the Fund is contained in the Fund's Annual Report to shareholders that may be obtained free of charge by writing or telephoning John Hancock Investor Services Corporation ("Investor Services"), at the address or telephone number listed on the front page of this Prospectus.

     Selected data for each class of shares outstanding throughout each period indicated is as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                -------------------------------------------------------------------------------------------------
                                 1994      1993      1992      1991      1990      1989      1988      1987      1986      1985
CLASS A                          ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
Net Asset Value, Beginning of
  Period ....................   $11.21    $10.96    $11.01    $10.59    $10.68    $10.49    $10.07    $11.10    $10.35    $ 9.32
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Net Investment Income .......     0.57      0.58      0.63      0.68      0.68      0.72      0.72      0.71      0.77      0.81
Net Realized and Unrealized
  Gain (Loss) on Investments
  and Financial Futures
  Contracts .................    (1.22)     0.66      0.26      0.57     (0.05)     0.20      0.40     (0.67)     1.23      1.10
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total from Investment
      Operations ............    (0.65)     1.24      0.89      1.25      0.63      0.92      1.12      0.04      2.00      1.91
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Less Distributions:
  Dividends from Net
    Investment Income .......    (0.57)    (0.58)    (0.63)    (0.68)    (0.68)    (0.73)    (0.70)    (0.77)    (0.75)    (0.88)
  Distributions from Net
    Realized Gain on
    Investments Sold and
    Financial Futures
    Contracts ...............    (0.03)    (0.41)    (0.31)    (0.15)    (0.04)      --        --      (0.30)    (0.50)      --
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total Distributions .....    (0.60)    (0.99)    (0.94)    (0.83)    (0.72)    (0.73)    (0.70)    (1.07)    (1.25)    (0.88)
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Net Asset Value, End of
  Period ....................   $ 9.96    $11.21    $10.96    $11.01    $10.59    $10.68    $10.49    $10.07    $11.10    $10.35
                                ======    ======    ======    ======    ======    ======    ======    ======    ======    ======
Total Investment Return at
  Net Asset Value(c) ........    (5.90%)   11.53%     8.35%    12.18%     6.15%     9.06%    11.38%     0.47%    20.42%    21.51%
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Ratios and Supplemental Data
Net Assets, End of Period
  (000's omitted) ........... $467,475  $541,281  $481,730  $422,311  $377,738  $382,421  $361,011  $357,624  $341,670  $238,558
Ratio of Expenses to Average
  Net Assets ................     1.11%     1.27%     1.28%     1.21%     1.23%     0.94%     0.84%     0.78%     0.71%     0.72%
Ratio of Net Investment
  Income to Average Net
  Assets ....................     5.43%     5.06%     5.71%     6.23%     6.43%     6.76%     6.95%     6.96%     7.17%     8.30%
Portfolio Turnover Rate .....       74%       81%       93%       56%       59%       44%       94%      129%      114%      131%

                                                           FOR THE PERIOD
                                                          JANUARY 3, 1994
                                                    (COMMENCEMENT OF OPERATIONS)
                                                        TO DECEMBER 31, 1994
                                                    ----------------------------
CLASS B
Net Asset Value, Beginning of Period ................         $11.17(a)
                                                              ------
Net Investment Income ...............................           0.49
Net Realized and Unrealized Loss on Investments and
Financial Futures Contracts .........................          (1.19)
                                                              ------
    Total from Investment Operations ................          (0.70)
                                                              ------
Less Distributions:

  Dividends from Net Investment Income ..............          (0.49)
  Distributions from Net Realized Gain on Investments
  Sold and Financial Futures Contracts ................        (0.03)
                                                              ------
    Total Distributions .............................          (0.52)
                                                              ------
Net Asset Value, End of Period ......................         $ 9.95
                                                              ======
Total Investment Return at Net Asset Value (c) ......          (6.23%)(b)
Ratios and Supplemental Data
Net Assets, End of Period (000's Omitted)  ..........         $3,974
Ratio of Expenses to Average Net Assets .............           1.83%*
Ratio of Net Investment Income to Average Net Assets            4.88%*
Portfolio Turnover Rate .............................             74%

  * On an annualized basis.
(a) Initial price to commence operations.
(b) Not annualized.
(c) Without the expense reduction, total investment return would have been lower.


INVESTMENT OBJECTIVE AND POLICIES

THE FUND'S INVESTMENT OBJECTIVE IS TO SEEK AS HIGH A LEVEL OF DIVIDEND INCOME EXEMPT FROM FEDERAL INCOME TAX AS IS CONSISTENT WITH PRESERVATION OF CAPITAL.

The Fund's investment objective is to provide as high a level of dividend income exempt from Federal income tax as is consistent with preservation of capital and the Fund's requirements for liquidity. The Fund seeks to achieve its objective by investing in a diversified portfolio of municipal bonds and other securities (including certain industrial development or private activity bonds), the interest on which is, at the time of issue, excludable from gross income for Federal income tax purposes in the opinion of bond counsel to the issuer (all of which are commonly known as "Tax-Exempt Bonds"). There is no assurance that the Fund will achieve its investment objective.

The Fund's assets may consist of Tax-Exempt Bonds, short-term municipal debt instruments (Tax-Exempt Bonds issued for terms of less than one year), cash, receivables, and short-term taxable investments, which include securities such as (1) U.S. Treasury obligations; (2) obligations of agencies and instrumentalities of the United States government; and (3) money market instruments, such as domestic bank certificates of deposit, repurchase agreements, finance company and other corporate commercial paper and bankers' acceptances. It is not expected that the portion of the Fund's total assets consisting of short-term taxable investments will exceed 15%.

It is expected that at least 85% of the Fund's total assets will consist of Tax-Exempt Bonds, the interest on which is not treated as a tax preference item under the Federal alternative minimum tax; and that at least 65% of the Fund's investments in Tax-Exempt Bonds will consist of bonds falling into either of two categories:

1. Tax-Exempt Bonds that, at the time of investment, have a rating within the three highest ratings determined by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, and A), by Standard and Poor's Ratings Group ("Standard & Poor's") (AAA, AA, and A) or by Fitch Investor Services, Inc. ("Fitch") (AAA, AA, A), and

2. Tax-Exempt Bonds issued for terms of less than one year (short-term municipal debt instruments) that (a) have a rating within the three highest ratings as determined by Moody's (MIG 1, MIG 2, or MIG 3), by Standard & Poor's (SP-1,SP-2, SP-3) or by Fitch (F-1, F-2, F-3) or (b) bear no rating but are, in the judgment of John Hancock Advisers, Inc. ("the Adviser"), of equivalent quality to a MIG 3, SP-3 or F-3 rating or better. Not more than 25% of the value of the Fund's total assets will under normal market conditions, be invested in short-term Tax-Exempt instruments.

The portion of the Fund's investment in Tax-Exempt Bonds not falling within either of the two foregoing categories may consist of Tax-Exempt Bonds that, at the time of investment, are rated within the next three highest ratings (Baa, Ba, B or BBB, BB or B) or their equivalent, and unrated Tax-Exempt Bonds of comparable quality as determined by the Adviser. The Fund's investment in long-term Tax-Exempt Bonds that are not rated will not, however, exceed 20% of the Fund's investments in Tax-Exempt Bonds. It will be limited to those which, in the judgment of the Adviser, are of equivalent quality to Tax-Exempt Bonds in the rating categories noted above. Bonds which have a rating of BBB or lower, Baa or lower or an equivalent rating, and unrated bonds of comparable quality, are considered speculative. While generally providing greater income than investments in higher quality securities, these bonds involve greater risk of principal and income loss, including the possibility of default. These bonds may have greater price volatility, especially during periods of economic uncertainty or change. Bonds rated B are currently meeting debt service requirements but provide a limited margin of safety and are vulnerable to default in the event of adverse business, financial or economic conditions. The bonds are considered highly speculative. In addition, the market for bonds rated BBB, Baa or lower may be less liquid than the market for higher rated securities. Therefore, the Adviser's judgment may at times play a greater role in the performance and valuation of the Fund's investments in these bonds.

The two principal classifications of municipal securities in which the Fund may invest are "general obligation" and "revenue" bonds. General obligation bonds are secured by the issuer's pledge of its full faith and credit and taxing power for the payment of principal and interest. Revenue bonds are payable only from the revenues derived from a particular facility or class of facilities or a specific revenue source, and generally are not payable from the unlimited revenues of the issuer. The Fund may also invest up to 5% of its net assets in certificates of participation in municipal lease obligations.

The Fund's investments in Tax-Exempt Bonds entail certain risks. These include adverse income and principal value fluctuation associated with economic conditions affecting the market for Tax-Exempt Bonds in general, the creditworthiness of issuers and guarantors of these securities and the facilities financed by them; and adverse interest rate changes. The value of the Fund's investments in Tax-Exempt Bonds, and thus the net asset value of the Fund's shares, can generally be expected to vary inversely with changes in interest rates.

It is expected that, under normal market conditions, the Fund's average portfolio maturity will range from 20 to 25 years. Portfolio securities with longer maturities generally are more susceptible to adverse interest rate changes than securities with shorter maturities.

LENDING OF SECURITIES. The Fund may lend portfolio securities to brokers, dealers, and financial institutions if the loan is collateralized by cash or U.S. Government securities according to applicable regulatory requirements. The Fund may reinvest any cash collateral in short-term securities. When the Fund lends portfolio securities, there is a risk that the borrower may fail to return the securities. As a result, the Fund may incur a loss or, in the event of the borrower's bankruptcy, the Fund may be delayed in or prevented from liquidating the collateral. It is a fundamental policy of the Fund not to lend portfolio securities having a total value exceeding 33 1/3% of its total assets.

THE FUND MAY EMPLOY CERTAIN INVESTMENT STRATEGIES TO ACHIEVE ITS INVESTMENT OBJECTIVE.

RESTRICTED SECURITIES. The Fund may purchase restricted securities, including those that can be offered and sold to "qualified institutional buyers" under Rule 144A under the Securities Act of 1933 (the "Securities Act"). The Trustees will monitor the Fund's investments in these securities, focusing on certain factors, including valuation, liquidity and availability of information. Purchases of restricted securities are subject to an investment restriction limiting all the Fund's illiquid securities to not more than 15% of its net assets.

REPURCHASE AGREEMENTS, FORWARD COMMITMENTS AND WHEN-ISSUED SECURITIES. The Fund may enter into repurchase agreements and may purchase securities on a forward commitment or when-issued basis. In a repurchase agreement, the Fund buys a security subject to the right and obligation to sell it back to the seller at a higher price. These transactions must be fully collateralized at all times, but involve some credit risk to the Fund if the other party defaults on its obligation and the Fund is delayed in or prevented from liquidating the collateral. The Fund will segregate in a separate account cash or liquid, high grade debt securities equal in value to its forward commitments and when-issued securities. Purchasing securities for future delivery or on a when-issued basis may increase the Fund's overall investment exposure and involve a risk of loss if the value of the securities declines before the settlement date.

FUTURES CONTRACTS AND OPTIONS ON FUTURES. The Fund may buy and sell municipal bond index futures contracts, interest rate futures contracts and related options. It may make these investments either to hedge against changes in securities prices, interest rates and other market conditions, or for speculative purposes. Transactions in these contracts involve a risk of loss or depreciation due to unanticipated adverse changes in interest rates or securities prices. The loss on futures contracts and written options may exceed the Fund's initial investment in these contracts. In addition, the Fund may lose the entire premium paid for purchased options that cannot be profitably exercised by the Fund. The Fund's success in using futures and options on futures to hedge portfolio assets depends on the degree of price correlation between the derivative instrument and the hedged asset. The Fund's futures contracts and options on futures will be traded on a U.S. commodity exchange or board of trade. Futures contracts and options on futures may become illiquid under adverse market conditions and may be subject to trading limitations imposed by a commodity exchange. The Fund will not engage in a futures or options transaction for speculative purposes, if immediately thereafter, the sum of initial margin deposits on existing positions and premiums required to establish these speculative positions exceeds 5% of the Fund's net assets.

VARIABLE AND FLOATING-RATE OBLIGATIONS. The Fund may invest in variable rate and floating rate obligations on which the interest may fluctuate based on changes in market rates. The interest rates payable on variable rate obligations are adjusted at designated periodic intervals. The interest rates payable on floating rate obligations are adjusted whenever there is a change in the market interest rate on which the interest payable is based.

SHORT-TERM TRADING. Short-term trading means the purchase and subsequent sale of a security after it has been held for a relatively brief period of time. The Fund engages in short-term trading in response to changes in interest rates or other economic trends and developments, or to take advantage of yield disparities between various fixed-income securities in order to realize capital gains or improve income. Portfolio turnover rates of the Fund for recent years are shown in the section "The Fund's Financial Highlights."

CERTAIN INVESTMENTS MAY BE SUBJECT TO THE ALTERNATIVE MINIMUM TAX.

The Fund may invest in certain types of Tax-Exempt Bonds on which the interest income is treated as an item of tax preference for purposes of the Federal alternative minimum tax. To the extent the Fund invests in these Tax-Exempt Bonds as described above, shareholders will be required to treat as a Federal income tax preference item that part of the Fund's distributions that is derived from interest on these Tax-Exempt Bonds. Dividends derived from interest income from all Tax-Exempt Bonds are included in corporate "adjusted current earnings" for purposes of computing the alternative minimum taxable income of corporate shareholders of the Fund.

THE FUND FOLLOWS CERTAIN POLICIES, WHICH MAY HELP TO REDUCE INVESTMENT RISK.

INVESTMENT RESTRICTIONS. The Fund has adopted certain investment restrictions that are detailed in the Statement of Additional Information, where they are classified as fundamental or non-fundamental. The Fund's investment restrictions designated as fundamental may not be changed without shareholder approval. The Fund's investment objective and all other investment policies and restrictions, however, are nonfundamental and can be changed by a vote of the Trustees without shareholder approval. These changes may result in the Fund having an investment objective different from the objective you considered appropriate at the time of your investment. The Fund's portfolio turnover rates for recent years are shown in the section "The Fund's Financial Highlights."

BROKERS ARE CHOSEN ON BEST PRICE AND EXECUTION.

When choosing brokerage firms to carry out the Fund's transactions, the Adviser gives primary consideration to execution at the most favorable price, taking into account the broker's professional ability and quality of service. Consideration may also be given to the broker's sales of Fund shares. Pursuant to procedures established by the Trustees, the Adviser may place securities transactions with brokers affiliated with the Adviser. These brokers include Tucker Anthony Incorporated, John Hancock Distributors, Inc. and Sutro & Company, Inc. which are indirectly owned by John Hancock Mutual Life Insurance Company, which in turn indirectly owns the Adviser.

ORGANIZATION AND MANAGEMENT OF THE FUND

THE TRUSTEES ELECT OFFICERS AND RETAIN THE INVESTMENT ADVISER WHO IS RESPONSIBLE FOR THE DAY-TO-DAY OPERATIONS OF THE FUND, SUBJECT TO THE TRUSTEES' POLICIES AND SUPERVISION.

The Fund is a diversified open-end management investment company organized as a Massachusetts business trust in 1976. The Fund has an unlimited number of authorized shares of beneficial interest. The Fund's Declaration of Trust permits the Trustees, without shareholder approval, to create and classify shares of beneficial interest into separate series of the Fund. As of the date of this Prospectus, the Trustees have not authorized the creation of any new series of the Fund. Although additional series may be added in the future, the Trustees have no current intention of creating additional series of the Fund. The Trust's Declaration of Trust also permits the Trustees to classify and reclassify any series or portfolio of shares into one or more classes. Accordingly, the Trustees have authorized the issuance of two classes of the Fund, designated Class A and Class B. The shares of each class represent an interest in the same portfolio of investments of the Fund. Each class has equal rights as to voting, redemption, dividends and liquidation. However, each class bears different distribution and transfer agent fees and other expenses. Also, Class A and Class B shareholders have exclusive voting rights with respect to their distribution plans.

Shareholders have certain rights to remove Trustees. The Fund is not required and does not intend to hold annual shareholder meetings, although special meetings may be held for such purposes as electing or removing Trustees, changing fundamental restrictions and policies or approving a management contract. The Fund, under certain circumstances, will assist in shareholder communications with other shareholders.

JOHN HANCOCK ADVISERS, INC. ADVISES INVESTMENT COMPANIES HAVING A TOTAL ASSET VALUE OF MORE THAN $13 BILLION.

The Adviser was organized in 1968 and is a wholly-owned indirect subsidiary of the John Hancock Mutual Life Insurance Company, a financial services company. It provides the Fund, and other investment companies in the John Hancock group of funds, with investment research and portfolio management services. John Hancock Funds, Inc. ("John Hancock Funds") distributes shares for all of the John Hancock funds through selected broker-dealers ("Selling Brokers"). Certain Fund officers are also officers of the Adviser and John Hancock Funds. Pursuant to an order granted by the Securities and Exchange Commission, the Fund has adopted a deferred compensation plan for its independent Trustees which allows Trustees' fees to be invested by the Fund in other John Hancock funds.

Thomas C. Goggins is Senior Vice President and portfolio manager of the Fund. Mr. Goggins heads up John Hancock's team of municipal bond portfolio managers and analysts. He joined the Adviser in 1995. Previously to that date, Mr. Goggins was a municipal bond portfolio manager at Putnam Investments and Transamerica Investment Services, Inc.

In order to avoid any conflict with portfolio trades for the Fund, the Adviser and the Fund have adopted extensive restrictions on personal securities trading by personnel of the Adviser and its affiliates. Some of these restrictions are: preclearance for all personal trades and a ban on the purchase of initial public offerings, as well as contributions to specified charities of profits on securities held for less then 91 days. These restrictions are a continuation of the basic principle that the interests of the Fund and its shareholders come first.

ALTERNATIVE PURCHASE ARRANGEMENTS

AN ALTERNATIVE PURCHASE PLAN ALLOWS YOU TO CHOOSE THE METHOD OF PURCHASE THAT IS BEST FOR YOU.

You can purchase shares of the Fund at a price equal to their net asset value per share, plus a sales charge. At your election, this charge may be imposed either at the time of the purchase (see "Initial Sales Charge Alternative-- Class A shares") or on a contingent deferred basis (see "Contingent Deferred Sales Charge Alternative--Class B shares"). If you do not specify on your account application the class of shares you are purchasing, it will be assumed that you are investing in Class A shares.

INVESTMENTS IN CLASS A SHARES ARE SUBJECT TO AN INITIAL SALES CHARGE.

CLASS A SHARES. If you elect to purchase Class A shares, you will incur an initial sales charge unless your purchase is $1 million or more. If you purchase $1 million or more of Class A shares, you will not be subject to an initial sales charge, but you will incur a sales charge if you redeem your shares within one year of purchase. Class A shares are subject to ongoing distribution and service fees at a combined annual rate of up to 0.30% of the Fund's average daily net assets attributable to the Class A shares. Certain purchases of Class A shares qualify for reduced initial sales charges. See "Share Price -- Qualifying for a Reduced Sales Charge."

INVESTMENTS IN CLASS B SHARES ARE SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE.

CLASS B SHARES. You will not incur a sales charge when you purchase Class B shares, but the shares are subject to a sales charge if you redeem them within six years of purchase (the"contingent deferred sales charge" or the "CDSC"). Class B shares are subject to ongoing distribution and service fees at a combined annual rate of up to 1.00% of the Fund's average daily net assets attributable to the Class B shares. Investing in Class B shares permits all of your dollars to work from the time you make your investment, but the higher ongoing distribution fee will cause these shares to have higher expenses than that of Class A shares. To the extent that any dividends are paid by the Fund, these higher expenses will result in lower dividends than those paid on Class A shares.

Class B shares are not available to full-service defined contribution plans administered by Investor Services or John Hancock Mutual Life Insurance Company that had more than 100 eligible employees at the inception of the Fund account.

FACTORS TO CONSIDER IN CHOOSING AN ALTERNATIVE

YOU SHOULD CONSIDER WHICH CLASS OF SHARES WOULD BE MORE BENEFICIAL FOR YOU.

The alternative purchase arrangement allows you to choose the most beneficial way to buy shares, given the amount of your purchase, the length of time you expect to hold your shares and other circumstances. You should consider whether, during the anticipated life of your Fund investment, the CDSC and accumulated fees on Class B shares would be less than the initial sales charge and accumulated fees on Class A shares purchased at the same time; and to what extent this differential would be offset by the Class A shares' lower expenses. To help you make this determination, the table under the caption "Expense Information" on page 2 of this Prospectus gives examples of the charges applicable to each class of shares. Class A shares will normally be more beneficial if you qualify for a reduced sales charge. See "Share Price-- Qualifying for a Reduced Sales Charge."

Class A shares are subject to lower distribution and service fees and, accordingly, pay correspondingly higher dividends per share, to the extent that any dividends are paid. However, because initial sales charges are deducted at the time of purchase, you would not have all of your funds invested initially and, therefore, would initially own fewer shares. If you do not qualify for reduced initial sales charges and expect to maintain your investment for an extended period of time, you might consider purchasing Class A shares. This is because the accumulated distribution and service charges on Class B shares may exceed the initial sales charge and accumulated distribution and service charges on Class A shares during the life of your investment.

Alternatively, you might determine that it is more advantageous to purchase Class B shares to have all your funds invested initially. However, you will be subject to higher distribution fees and, for a six-year period, a CDSC.

In the case of Class A shares, distribution expenses that John Hancock Funds incurs in connection with the sale of shares will be paid from the proceeds of the initial sales charge and the ongoing distribution and service fees. In the case of Class B shares, expenses will be paid from the proceeds of the ongoing distribution and service fees, as well as from the CDSC incurred upon redemption within six years of purchase. The purpose and function of the Class B shares' CDSC and ongoing distribution and service fees are the same as those of the Class A shares' initial sales charge and ongoing distribution and service fees. Sales personnel distributing the Fund's shares may receive different compensation for selling each class of shares.

Dividends, if any, on Class A and Class B shares will be calculated in the same manner, at the same time and on the same day. They will also be in the same amount, except for differences resulting from each class bearing only its own distribution and service fees, shareholder meeting expenses and any incremental transfer agency costs. See "Dividends and Taxes."

THE FUND'S EXPENSES

For managing its investment and business affairs, the Fund pays a fee to the Adviser which for the 1994 fiscal year, was 0.55% of the Fund's average daily net asset value.

THE FUND PAYS DISTRIBUTION AND SERVICE FEES FOR MARKETING AND SALES- RELATED SHAREHOLDER SERVICING.

The Class A and Class B shareholders have adopted distribution plans (each a "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940. Under these Plans, the Fund will pay distribution and service fees at an aggregate annual rate of 0.30% of the Class A shares' average daily net assets and an aggregate annual rate of 1.00% of the Class B shares' average daily net assets. In each case, up to 0.25% is for service expenses and the remaining amount is for distribution expenses. Distribution fees are used to reimburse John Hancock Funds for its distribution expenses including but not limited to: (i) initial and ongoing sales compensation to Selling Brokers and others (including affiliates of John Hancock Funds) engaged in the sale of Fund shares; (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Fund shares; and (iii) with respect to Class B shares only, interest expenses on unreimbursed distribution expenses. In the event John Hancock Funds is not fully reimbursed for payments made or expenses incurred by it under the Class A Plan, these expenses will not be carried beyond one year from the date they were incurred. These unreimbursed expenses under the Class B Plan will be carried forward together with interest on the balance of these unreimbursed expenses. For the fiscal year ended December 31, 1994 an aggregate of $175,709 of distribution expenses or 8.5% of the average net assets of the Class B shares of the Fund, was not reimbursed or recovered by the John Hancock Funds through the receipt of deferred sales charges or 12b-1 fees in prior periods.

Information on the Fund's total expenses is in the Fund's Financial Highlights section of this Prospectus.

DIVIDENDS AND TAXES

Dividends from the Fund's net investment income are generally declared daily and distributed monthly. Capital gains, if any, are generally distributed annually. Dividends are reinvested in additional shares of your class unless you elect the option to receive them in cash. If you elect the cash option and the U.S. Postal Service cannot deliver your checks, your election will be converted to the reinvestment option. Because of the higher expenses associated with Class B shares, any dividend on Class B shares will be lower than that on Class A shares. See "Share Price."

IN 1992, 1993 AND 1994, 99.8%, 99.8% AND 99.7%, RESPECTIVELY, OF THE FUND'S
INCOME DIVIDENDS WERE EXEMPT FROM FEDERAL INCOME TAX.

TAXATION. The Fund intends to satisfy applicable tax requirements so that interest earned by the Fund from Tax-Exempt Bonds will be federally tax-free when paid to you as income distributions. Dividends derived from interest on certain Tax-Exempt Bonds that are "private activity bonds" may, however, increase the Federal alternative minimum tax liability of shareholders that are subject to the individual alternative minimum tax, and all tax-exempt dividends may increase a corporate shareholder's liability, if any, for the federal alternative minimum tax.

Shareholders receiving social security benefits and certain railroad retirement benefits may be subject to federal income tax on a portion of such benefits as a result of receiving investment income, including tax-exempt income (such as exempt-interest) and other dividends paid by the Fund. The Fund may not be an appropriate investment for persons who are "substantial users" of facilities financed by industrial development or private activity bonds or persons related to substantial users. Consult your tax adviser if you think this may apply to you.

Certain of the Fund's permitted investments may produce taxable income or capital gains. Dividends from any net short-term capital gains or any taxable income the Fund earns, including accrued market discount included in the Fund's income, are taxable to you as ordinary income and dividends from the Fund's net long-term capital gains are taxable as long-term capital gains. These dividends are taxable, whether received in cash or reinvested in additional shares. Certain dividends paid by the Fund in January of a given year may be taxable as if you received them the previous December. The Fund will send you a statement by January 31 showing the tax status of the dividends you received for the prior year.

The Fund has qualified and intends to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As a regulated investment company, the Fund will not be subject to Federal income tax on any net investment income and net realized capital gains that are distributed to its shareholders at least annually. When you redeem (sell) or exchange shares, you may realize a taxable gain or loss.

On the account application, you must certify that your social security or other taxpayer identification number is correct and that you are not subject to backup withholding of Federal income tax. If you do not provide this information or are otherwise subject to backup withholding, the Fund may be required to withhold 31% of your taxable dividends and the proceeds of redemptions and exchanges.

In addition to Federal taxes with respect to any taxable dividends, you may be subject to state, local or foreign taxes, depending on your residence. In some states, a portion of the Fund's dividends which represents interest received by the Fund on direct U.S. government obligations is exempt from tax. Some states and localities exempt Fund distributions of interest on their own municipal obligations. You will receive tax information each year showing the percentage of the Fund's dividends attributable to obligations of each state. Non-U.S. shareholders and tax-exempt shareholders are subject to different tax treatment not described above. You should consult your tax adviser for specific advice.

PERFORMANCE

THE FUND MAY ADVERTISE ITS YIELD AND TOTAL RETURN.

Yield reflects the Fund's rate of income on portfolio investments as a percentage of its share price. Yield is computed by annualizing the result of dividing the net investment income per share over a 30 day period by the maximum offering price per share on the last day of that period. Yield is calculated according to accounting methods that are standardized for all stock and bond funds. Because yield accounting methods differ from the methods used for other accounting purposes, the Fund's yield may not equal the income paid on your shares or the income reported in the Fund's financial statements. The Fund may also quote a tax-equivalent yield, which shows the taxable yield you would have to earn before taxes to equal the Fund's tax-free yield. A tax-equivalent yield is calculated by dividing the Fund's tax-free yield by one minus a stated tax rate.

The Fund's total return shows the overall change in value of a hypothetical investment in the Fund, assuming the reinvestment of all dividends. Cumulative total return shows the Fund's performance over a period of time. Average annual total return shows the cumulative return of the Fund shares divided over the number of years included in the period. Because average annual total return tends to smooth out variations in the Fund's performance, you should recognize that it is not the same as actual year-to-year results.

Both total return and yield calculations for Class A shares generally include the effect of paying the maximum sales charge (except as shown in "The Fund's Financial Highlights"). Investments at lower sales charges would result in higher performance figures. Yield and total return for the Class B shares reflect the deduction of the applicable CDSC imposed on a redemption of shares held for the applicable period. All calculations assume that all dividends are reinvested at net asset value on the reinvestment dates during the periods. Yield and total return of Class A and Class B shares will be calculated separately, and, because each class is subject to different expenses, the yield or total return may differ with respect to that class for the same period. The relative performance of the Class A and Class B shares will be affected by a variety of factors, including the higher operating expenses attributable to the Class B shares, whether the Fund's investment performance is better in the earlier or later portions of the period measured and the level of net assets of the classes during the period. The Fund will include the total return of both classes in any advertisement or promotional materials including the Fund's performance data. The value of Fund shares, when redeemed, may be more or less than their original cost. Both yield and total return are historical calculations, and are not indications of future performance. See "Factors to Consider in Choosing an Alternative."

HOW TO BUY SHARES
------------------------------------------------------------------------------
OPENING AN ACCOUNT

  The minimum initial investment in Class A and Class B shares is $1,000 ($250 for group Complete the Account Application attached to this Prospectus. Indicate whether you are purchasing Class A or Class B shares. If you do not specify which class of shares you are purchasing, Investors Services will assume you are investing in Class A shares.
------------------------------------------------------------------------------

  BY CHECK                  1. Make your check payable to John Hancock Investor
                               Services Corporation ("Investor Services").
                            2. Deliver the completed application and check to
                               your registered representative or Selling Broker,
                               or mail it directly to Investor Services.

------------------------------------------------------------------------------

  BY WIRE                   1. Obtain an account number by contacting your
                               registered representative or Selling Broker, or
                               by calling 1-800-225-5291.
                            2. Instruct your bank to wire funds to:
                                 First Signature Bank & Trust
                                 John Hancock Deposit Account No. 900000260
                                 ABA Routing No. 211475000
                                 For credit to:  John Hancock Tax-Exempt Income
                                  Fund
                                 (Class A or Class B shares)
                                 Your account number
                                 Name(s) under which account is registered
                            3. Deliver the completed application to your
                               registered representative or Selling Broker, or
                               mail it directly to Investor Services.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

  BUYING ADDITIONAL SHARES

  MONTHLY AUTOMATIC         1. Complete the "Automatic Investing" and "Bank
  ACCUMULATION                 Accumulation sections on the Account Privileges
  PROGRAM (MAAP)               Application, designating a bank account from
                               which funds may be drawn.

                            2. The amount you elect to invest will be
                               automatically withdrawn from your bank or credit union account.

------------------------------------------------------------------------------

  BY TELEPHONE              1. Complete the "Invest-By-Phone" and "Bank
                               Information" sections on the Account Privileges
                               Application, designating a bank account from
                               which your funds may be drawn. Note that in order
                               to invest by phone, your account must be in a
                               bank or credit union that is a member of the
                               Automated Clearing House system (ACH).

                            2. After your authorization form has been processed,
                               you may purchase Class A or Class B shares by calling Investor Services toll-free at
                               1-800-225-5291.

                            3. Give the Investor Services representative the
                               name(s) in which your account is registered, the Fund name, the class of shares you own, your account number and the amount you wish to invest.

                            4. Your investment normally will be credited to your
                               account the business day following your phone request.

------------------------------------------------------------------------------

  BY CHECK                  1. Either complete the detachable stub included on
                               your account statement or include a note with
                               your investment listing the name of the Fund, the
                               class of shares you own, your account number and
                               the name(s) in which the account is registered.

                            2. Make your check payable to John Hancock Investor
                               Services Corporation.

                            3. Mail the account information and check to:
                                 John Hancock Investor Services Corporation
                                 P.O. Box 9115
                                 Boston,MA 02205-9115

                               or deliver it to your registered representative or Selling Broker.

------------------------------------------------------------------------------

  BY WIRE                   Instruct your bank to wire funds to:
                                 First Signature Bank & Trust
                                 John Hancock Deposit Account No. 900000260
                                 ABA Routing No. 211475000
                                 For Credit To:  John Hancock  Tax-Exempt Income
                                   Fund
                                 (Class A or Class B shares)
                                 Your account number
                                 Name(s) under which account is registered

------------------------------------------------------------------------------
  Other Requirements: All purchases must be made in U.S. dollars. Checks written on foreign banks will delay purchases until U.S. funds are received, and a collection charge may be imposed. Shares of the Fund are priced at the offering price based on the net asset value computed after John Hancock Funds receives notification of the dollar equivalent from the Fund's custodian bank. Wire purchases normally take two or more hours to complete and, to be accepted the same day, must be received by 4:00 p.m. New York time. Your bank may charge a fee to wire funds. Telephone transactions are recorded to verify information. Certificates are not issued unless a request is made in writing to Investor Services.
------------------------------------------------------------------------------

YOU WILL RECEIVE ACCOUNT STATEMENTS, WHICH YOU SHOULD KEEP TO HELP WITH YOUR PERSONAL RECORDKEEPING.

You will receive a statement of your account after any transaction that affects your share balance or registration (statements related to reinvestment of dividends and automatic investment/withdrawal plans will be sent to you quarterly). A tax information statement will be mailed to you by January 31 of each year.

SHARE PRICE

THE OFFERING PRICE OF YOUR SHARES IS THEIR NET ASSET VALUE PLUS A SALES CHARGE, IF APPLICABLE, WHICH WILL VARY WITH THE PURCHASE ALTERNATIVE YOU CHOOSE.

The net asset value per share ("NAV") is the value of one share. The NAV of each class can differ. Securities in the Fund's portfolio are valued on the basis of market quotations, valuations provided by independent pricing services, or at fair value as determined in good faith according to procedures approved by the Trustees. Short-term debt investments maturing within 60 days are valued at amortized cost which approximates market value. The NAV is calculated once daily as of the close of regular trading on the New York Stock Exchange (generally at

4:00 p.m., New York time) on each day that the Exchange is open.

Shares of the Fund are sold at the offering price based on the NAV computed after your investment request is received in good order by John Hancock Funds. If you buy shares of the Fund through a Selling Broker, the Selling Broker must receive your investment before the close of regular trading on the New York Stock Exchange, and transmit it to John Hancock Funds before its close of business, to receive that day's offering price.

INITIAL SALES CHARGE ALTERNATIVE -- CLASS A SHARES. The offering price you pay for Class A shares of the Fund equals the NAV plus a sales charge, as follows:

                                                      COMBINED
                                                     REALLOWANCE    REALLOWANCE
                    SALES CHARGE    SALES CHARGE     AND SERVICE     TO SELLING
                         AS A           AS A          FEE AS A       BROKER AS
 AMOUNT INVESTED     PERCENTAGE       PERCENTAGE     PERCENTAGE     A PERCENTAGE
(INCLUDING SALES       OF THE          OF THE        OF OFFERING    OF OFFERING
     CHARGE)       OFFERING PRICE   AMOUNT INVESTED     PRICE<F4>      PRICE<F1>
---------------    --------------   ---------------  -----------   ------------
Less than $100,000      4.50%            4.71%           4.00%        3.76%
$100,000 to
$249,999                3.75%            3.90%           3.25%        3.01%
$250,000 to
$499,999                3.00%            3.09%           2.50%        2.26%
$500,000 to
$999,999                2.00%            2.04%           1.75%        1.51%

$1,000,000 and over     0.00%<F2>        0.00%<F2>       <F3>         0.00%<F3>

<F1> Upon notice to Selling Brokers with whom it has sales agreements, John
     Hancock Funds may reallow an amount up to the full applicable sales charge. In addition to the reallowance allowed to all Selling Brokers, John Hancock Funds will pay the following: round trip airfare to a resort will be offered to each registered representative of a Selling Broker (if the Selling Broker has agreed to participate) who sells certain amounts of shares of John Hancock funds. John Hancock Funds will make these incentive payments out of its own resources. Other than distribution fees, the Fund does not bear distribution expenses. A Selling Broker to whom substantially the entire sales charge is reallowed or who receives these incentives may be deemed to be an underwriter under the Securities Act of 1933.

<F2> No sales charge is payable at the time of purchase of Class A shares of $1 million or more, but a contingent deferred sales charge may be imposed in the event of certain redemption transactions within one year of purchase.

<F3> John Hancock Funds may pay a commission and first year's service fee (as described in (+) below) to Selling Brokers who initiate and are responsible for purchases of $1 million or more of shares in aggregate, as follows: 1% on sales to $4,999,999, plus 0.50% on the next $5 million and 0.25% on $10 million and over.

<F4> At the time of sale, John Hancock Funds pays to Selling Brokers the first year's service fee in advance, in an amount equal to 0.25% of the net assets invested in the Fund. Thereafter it pays the service fee periodically in arrears in an amount up to 0.25% of the Fund's average annual net assets. Selling Brokers receive the fee as compensation for providing personal and account maintenance services to shareholders.


Sales charges ARE NOT APPLIED to any dividends that are reinvested in additional shares of the Fund.

John Hancock Funds will pay certain affiliated Selling Brokers at an annual rate of up to 0.05% of the daily net assets of the accounts attributable to these brokers.

Under certain circumstances described below, investors in Class A shares may be entitled to pay reduced sales charges. See "Qualifying For a Reduced Sales Charge" below.

CONTINGENT DEFERRED SALES CHARGE -- INVESTMENTS OF $1 MILLION OR MORE IN CLASS A SHARES. Purchases of $1 million or more of Class A shares will be made at net asset value with no initial sales charge, but if the shares are redeemed within 12 months after the end of the calendar month in which the purchase was made (the contingent deferred sales charge period), a contingent deferred sales charge ("CDSC") will be imposed. The rate of the CDSC will depend on the amount invested as follows:

             AMOUNT INVESTED                                        CDSC RATE
            ----------------                                        ---------
$1 million to $4,999,999                                              1.00%
Next $5 million to $9,999,999                                         0.50%
Amounts of $10 million and over                                       0.25%

The charge will be assessed on an amount equal to the lesser of the current market value or the original purchase cost of the redeemed Class A shares redeemed. Accordingly, no CDSC will be imposed on increases in account value above the initial purchase price, including any dividends which have been reinvested in additional Class A shares.

In determining whether a CDSC is applicable to a redemption, the calculation will be determined in a manner that results in the lowest possible rate being charged. Therefore, it will be assumed that the redemption is first made from any shares in your account that are not subject to the CDSC. The CDSC is waived on redemption in certain circumstances. See the discussion under "Waiver of Contingent Deferred Sales Charges".

YOU MAY QUALIFY FOR A REDUCED SALES CHARGE ON YOUR INVESTMENTS IN CLASS A
SHARES.

QUALIFYING FOR A REDUCED SALES CHARGE. If you invest more than $100,000 in Class A shares of the Fund or a combination of funds in the John Hancock funds (except money market funds), you may qualify for a reduced sales charge on your investments in Class A shares through a LETTER OF INTENTION. You may also be able to use the ACCUMULATION PRIVILEGE and COMBINATION PRIVILEGE to take advantage of the value of your previous investments in Class A shares of the John Hancock funds when meeting the breakpoints for a reduced sales charge. For the ACCUMULATION PRIVILEGE and COMBINATION PRIVILEGE, the applicable sales charge will be based on the total of:

1. Your current purchase of Class A shares of the Fund;

2. The net asset value (at the close of business on the previous day) of (a) all Class A shares of the Fund you hold, and (b) all Class A shares of any John Hancock funds you hold; and

3. The net asset value of all shares held by another shareholder eligible to combine his or her holdings with you into a single "purchase."

EXAMPLE:

If you hold Class A shares of a John Hancock fund with a net asset value of $80,000, and subsequently invest $20,000 in Class A shares of the Fund, the sales charge on this subsequent investment would be 3.75% and not 4.50%. This rate is the rate that would otherwise be applicable to investments of less than $100,000. See "Initial Sales Charge Alternative--Class A Shares."

If you are in one of the following categories, you may purchase Class A shares of the Fund without paying a sales charge:

FUND EMPLOYEES AND AFFILIATES

* A Trustee or officer of the Fund; a Director or officer of the Adviser and its affiliates or Selling Brokers; employees or sales representatives of any of the foregoing; retired officers, employees or Directors of any of the foregoing; a member of the immediate family of any of the foregoing; or any fund, pension, profit sharing or other benefit plan for the individuals described above.

SPECIAL TRANSACTIONS

* Any state, county, city or any instrumentality, department, authority or agency of these entities that is prohibited by applicable investment laws from paying a sales charge or commission when it purchases shares of any registered investment management company.*

* A bank, trust company, credit union, savings institution or other type of depository institution, its trust departments or common trust funds (an "eligible depository institution") if it is purchasing $1 million or more for non-discretionary customers or accounts.*

* A broker, dealer or registered investment adviser that has entered into an agreement with John Hancock Funds providing specifically for the use of Fund shares in fee-based investment products made available to their clients.

* A former participant in an employee benefit plan with John Hancock funds, when he/she withdraws from his/her plan and transfers any or all of his/her plan distributions directly to the Fund.

---------
* For investments made under these provisions, John Hancock Funds may make a payment out of its own resources to the Selling Broker in an amount not to exceed 0.25% of the amount invested.

Class A shares of the Fund may also be purchased without an initial sales charge in connection with certain liquidation, merger or acquisition transactions involving other investment companies or personal holding companies.

CONTINGENT DEFERRED SALES CHARGE ALTERNATIVE -- CLASS B SHARES. Class B shares are offered at net asset value per share without a sales charge, so that your entire initial investment will go to work at the time of purchase. However, Class B shares redeemed within six years of purchase will be subject to a CDSC at the rates set forth below. This charge will be assessed on an amount equal to the lesser of the current market value or the original purchase cost of the shares being redeemed. Accordingly, you will not be assessed a CDSC on increases in account value above the initial purchase price, including shares derived from dividend reinvestments.

In determining whether a CDSC applies to a redemption, the calculation will be determined in a manner that results in the lowest possible rate being charged. It will be assumed that your redemption comes first from shares you have held beyond the six-year CDSC redemption period or those you acquired through dividend reinvestment, and next from the shares you have held the longest during the six-year period. The CDSC is waived on redemptions in certain circumstances. See the discussion "Waiver of Contingent Deferred Sales Charges" below.

EXAMPLE:

You have purchased 100 shares at $10 per share. The second year after your purchase, your investment's net asset value per share has increased by $2 to $12, and you have gained 10 additional shares through dividend reinvestment. If you redeem 50 shares at this time, your CDSC will be calculated as follows:

* Proceeds of 50 shares redeemed at $12 per share                      $ 600
* Minus proceeds of 10 shares not subject to CDSC because they were
  acquired through dividend reinvestment (10 x $12)                     -120
* Minus appreciation on remaining shares, also not subject to CDSC
  (40  x $2)                                                            - 80
* Amount subject to CDSC                                               $ 400

Proceeds from the CDSC are paid to John Hancock Funds. John Hancock Funds uses all or part of them to defray its expenses related to providing the Fund with distribution services connected to the sale of the Class B shares, such as compensating selected Selling Brokers for selling these shares. The combination of the CDSC and the distribution and service fees makes it possible for the Fund to sell Class B shares without deducting a sales charge at the time of the purchase.

The amount of the CDSC, if any, will vary depending on the number of years from the time you purchase your Class B shares until the time you redeem them. Solely for purposes of determining the holding period, any payments you make during the month will be aggregated and deemed to have been made on the last day of the month.

YEAR IN WHICH CLASS B                          CONTINGENT DEFERRED SALES
SHARES REDEEMED                                CHARGE AS A PERCENTAGE OF
FOLLOWING PURCHASE                           DOLLAR AMOUNT SUBJECT TO CDSC
------------------                           -----------------------------
First                                                    5.0%
Second                                                   4.0%
Third                                                    3.0%
Fourth                                                   3.0%
Fifth                                                    2.0%
Sixth                                                    1.0%
Seventh and thereafter                                   None


A commission equal to 3.75% of the amount invested and a first year's service fee equal to 0.25% of the amount invested, are paid to Selling Brokers. The initial service fee is paid in advance at the time of sale for personal and account maintenance services provided to shareholders during the twelve months following the sale. Thereafter the service fee is paid in arrears.

UNDER CERTAIN CIRCUMSTANCES, THE CDSC ON CLASS B AND CERTAIN CLASS A SHARE REDEMPTIONS WILL BE WAIVED.

WAIVER OF CONTINGENT DEFERRED SALES CHARGES. The CDSC will be waived on redemptions of Class B shares and of Class A shares that are subject to a CDSC, unless indicated otherwise, in the circumstances defined below:

* Redemptions of Class B shares made under a Systematic Withdrawal Plan (see "How to Redeem Shares"), as long as your annual redemptions do not exceed 10% of your account value at the time you established your Systematic Withdrawal Plan and 10% of your value of subsequent investments (less redemptions) in that account at the time you notify Investor Services. This waiver does not apply to Systematic Withdrawal Plan redemptions of Class A shares that are subject to a CDSC.

* Redemptions due to death or disability.

* Redemptions made under the Reinvestment Privilege, as described in "Additional Services and Programs" of the Prospectus.

* Redemptions made pursuant to the Fund's right to liquidate your account if you own fewer than 50 shares.

* Redemptions made in connection with certain liquidation, merger or acquisition transactions involving other investment companies or personal holding companies.

* Redemptions from certain IRA and retirement plans that purchased shares prior to October 1, 1992.

If you qualify for a CDSC waiver under one of these situations, you must notify Investor Services either directly or through your Selling Broker at the time you make your redemption. The waiver will be granted once Investor Services has confirmed that you are entitled to the waiver.

CONVERSION OF CLASS B SHARES. Your Class B shares, and an appropriate portion of reinvested dividends on those shares, will be converted into Class A shares automatically. This will occur at the end of the month eight years after the shares were purchased, and will result in lower annual distribution fees. If you exchanged Class B shares into this Fund from another John Hancock fund, the calculation will be based on the time you purchased the shares in the original fund. The Fund has been advised that the conversion of Class B shares to Class A shares should not be taxable for Federal income tax purposes, nor should it change your tax basis or tax holding period for the converted shares.

HOW TO REDEEM SHARES

You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next NAV calculated after your redemption request is received in good order by Investor Services, less any applicable CDSC. The Fund may hold payment until it is reasonably satisfied that investments recently made by check or Invest-by-Phone have been collected (which may take up to 10 calendar days).

Once your shares are redeemed, the Fund generally sends you payment on the next business day. When you redeem your shares, you may realize a taxable gain or loss depending usually on the difference between what you paid for them and what you receive for them, subject to certain tax rules. Under unusual circumstances, the Fund may suspend redemptions or postpone payment for up to seven days or longer, as permitted by Federal securities laws.


------------------------------------------------------------------------------
TO ASSURE ACCEPTANCE OF YOUR REDEMPTION REQUEST, PLEASE FOLLOW THESE PROCEDURES.
  BY TELEPHONE         All Fund shareholders are automatically eligible for
                       privilege.  Call 1-800-225-5291, from 8:00 A.M. to 4:00
                       P.M.(New York time), Monday through Friday, excluding
                       days on which the New York Stock Exchange is closed.
                       Investor Services employs the following procedures to
                       confirm that instructions received by telephone are
                       genuine.  Your name, the account number, taxpayer
                       identification number applicable to the account and other
                       relevant information may be requested.  In addition,
                       telephone instructions are recorded.
                       You may redeem up to $100,000 by telephone, but the
                       address on the account must not have changed for the last
                       30 days. A check will be mailed to the exact name(s) and
                       address shown on the account.
                       If reasonable procedures, such as those described above,
                       are not followed, the Fund may be liable for any loss due
                       to unauthorized or fraudulent telephone instructions.  In
                       all other cases, neither the Fund nor Investor Services
                       will be liable for any loss or expense for acting upon
                       telephone instructions made in accordance with the
                       telephone transaction procedures mentioned above.
                       Telephone redemption is not available for shares of the
                       Fund that are in certificate form.
                       During periods of extreme economic conditions or market
                       changes, telephone requests may be difficult to implement
                       due to a large volume of calls.  During these times you
                       should consider placing redemption requests in writing or
                       using EASI-Line.  EASI-Line's telephone number is
                       1-800-338-8080.

------------------------------------------------------------------------------

  BY WIRE If you have a telephone redemption form on file with the Fund, redemption proceeds of $1,000 or more can be wired on the next business day to your designated bank account, and a fee (currently $4.00) will be deducted. You may also use electronic funds transfer to your assigned bank account, and the funds are usually collectable after two business days. Your bank may or may not charge for this service. Redemptions of less than $1,000 will be sent by check or electronic funds transfer.
                       This feature may be elected by completing the "Telephone
                       Redemption" section on the Account Privileges Application that is included with this
                       Prospectus.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

 IN WRITING            Send a stock power or letter of instruction specifying
                       the name of the Fund, the dollar amount or the number of
                       shares to be redeemed, your name, class of shares, your
                       account number, and the additional requirements listed
                       below that apply to your particular account.

------------------------------------------------------------------------------

  TYPE OF REGISTRATION                         REQUIREMENTS
  --------------------                         ------------
  Individual, Joint Tenants, Sole              A letter of instruction signed
    Proprietorship, Custodial                  (with titles, where applicable)
    (Uniform Gifts or Transfer to              by all persons authorized to sign
    Minors Act), General Partners.             for the account, exactly as it is
                                               registered, with the signature(s)
                                               guaranteed.

  Corporation, Association                     A letter of instruction and a
                                               corporate resolution, signed by
                                               person(s) authorized to act on
                                               the account, with the
                                               signature(s) guaranteed.

  Trusts                                       A letter of instruction signed by
                                               the Trustee(s), with the
                                               signature(s) guaranteed.  (If the
                                               Trustee's name is not registered
                                               on your account, also provide a
                                               copy of the trust document,
                                               certified within the last 60
                                               days.)

  If you do not fall  into any of these  registration  categories,  please  call
  1-800-225-5291 for further instructions.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

  WHO MAY GUARANTEE YOUR SIGNATURE

  A signature guarantee is a widely accepted way to protect you and the Fund by verifying the on your request. It may not be provided by a notary public. If the net asset value of the shares redeemed is $100,000 or less, John Hancock Funds may guarantee the signature. The following institutions may provide you with a signature guarantee, provided that the institution meets credit standards established by Investor Services: (i) a bank; (ii) a securities broker or dealer, including a government or municipal securities broker or dealer, that is a member of a clearing corporation or meets certain net capital requirements; (iii) a credit union having authority to issue signature guarantees; (iv) a savings and loan association, a building and loan association, a cooperative bank, a federal savings bank or association; or (v) a national securities exchange, a registered securities exchange or a clearing agency.

------------------------------------------------------------------------------

------------------------------------------------------------------------------
  THROUGH YOUR BROKER  Your broker may be able to initiate the redemption.
                        Contact your broker for instructions.
------------------------------------------------------------------------------
  If you have certificates for your shares, you must submit them with your stock power or a letter of instruction. Unless you specify to the contrary, any outstanding Class A shares will be redeemed before Class B shares. You may not redeem certificated shares by telephone.

------------------------------------------------------------------------------

ADDITIONAL INFORMATION ABOUT REDEMPTIONS

  Due to the proportionately high cost of maintaining smaller accounts, the Fund reserves the redeem at net asset value all shares in an account which holds fewer than 50 shares (except accounts under retirement plans) and to mail the proceeds to the shareholder, or the transfer agent may impose an annual fee of $10.00. No account will be involuntarily redeemed or additional fee imposed, if the value of the account is in excess of the Fund's minimum initial investment. No CDSC will be imposed on involuntary redemptions of shares.

  Shareholders will be notified before these redemptions are to be made or this fee is imposed, and will have 30 days to purchase additional shares to bring their account balance up to the required minimum. Unless the number of shares acquired by further purchases and dividend reinvestments, if any, exceeds the number of shares redeemed, repeated redemptions from a small account may eventually trigger this policy.
------------------------------------------------------------------------------

ADDITIONAL SERVICES AND PROGRAMS

EXCHANGE PRIVILEGE


YOU MAY EXCHANGE SHARES OF THE FUND FOR SHARES OF THE SAME CLASS OF ANOTHER JOHN HANCOCK FUND.

If your investment objective changes, or if you wish to achieve further diversification, John Hancock offers other funds with a wide range of investment goals. Contact your registered representative or Selling Broker and request a prospectus for the John Hancock funds that interest you. Read the prospectus carefully before exchanging your shares. You can exchange shares of each class of the Fund only for shares of the same class of another John Hancock fund. For this purpose, John Hancock funds with only one class of shares will be treated as Class A, whether or not they have been so designated.

Exchanges between funds that are not subject to a CDSC are based on their respective net asset values. No sales charge or transaction charge is imposed. Class B shares of the Fund that are subject to a CDSC may be exchanged for Class B shares of another John Hancock fund without incurring the CDSC; however these shares will be subject to the CDSC schedule of the shares acquired (except that exchanges into John Hancock Short-Term Strategic Income Fund, John Hancock Adjustable U.S. Government Trust and John Hancock Limited-Term Government Fund will be subject to the initial fund's CDSC). For purposes of computing the CDSC payable upon redemption of shares acquired in an exchange, the holding period of the original shares is added to the holding period of the shares acquired in an exchange. However, if you exchange Class B shares purchased prior to January 1, 1994 for Class B shares of any other John Hancock fund, you will continue to be subject to the CDSC schedule that was in effect at your initial purchase date.

You may exchange Class B shares of any John Hancock fund into shares of a John Hancock money market fund at net asset value. However, you will continue to be subject to a CDSC upon redemption. The rate of the CDSC will be the rate in effect on the original fund at the time of the exchange.

The Fund reserves the right to require that you keep previously exchanged shares (and reinvested dividends) in the Fund for 90 days before you are permitted to execute a new exchange. The Fund may also alter the terms of or terminate the exchange privilege upon 60 days' notice to shareholders.

An exchange of shares is treated as a redemption of shares of one fund and the purchase of shares in another for Federal income tax purposes, and may result in a taxable gain or loss.

When you make an exchange, your account registration in both the existing and new account must be identical. The exchange privilege is available only in states where the exchange can be made legally.

Under exchange agreements with John Hancock Funds, certain dealers, brokers and investment advisers may exchange their clients' Fund shares, subject to the terms of those agreements and John Hancock Funds' right to reject or suspend those exchanges at any time. Because of the restrictions and procedures under those agreements, the exchanges may be subject to timing limitations and other restrictions that do not apply to exchanges requested by shareholders directly, as described above.

Because Fund performance and shareholders can be hurt by excessive trading, the Fund reserves the right to terminate the exchange privilege for any person or group that, in John Hancock Funds' judgment, is involved in a pattern of exchanges that coincide with a "market timing" strategy that may disrupt the Fund's ability to invest effectively according to its investment objective and policies, or might otherwise affect the Fund and its shareholders adversely. The Fund may also temporarily or permanently terminate the exchange privilege for any person who makes seven or more exchanges out of the Fund per calendar year.

Accounts under common control or ownership will be aggregated for this purpose. Although the Fund will attempt to give you prior notice whenever it is reasonably able to do so, it may impose these restrictions at any time.

BY TELEPHONE

1. When you fill out the application for your purchase of Fund shares, you automatically authorize exchanges by telephone unless you check the box indicating that you do not wish to have the telephone exchange privilege.

2. Call 1-800-225-5291. Have the account number of your current fund and the exact name in which it is registered available to give to the telephone representative.

3. Your name, the account number, taxpayer identification number applicable to the account and other relevant information may be requested. In addition, telephone instructions are recorded.

IN WRITING

1. In a letter, request an exchange and list the following:
  -- the name and class of the fund whose shares you currently own
  -- your account number
  -- the name(s) in which the account is registered
  -- the name of the fund in which you wish your exchange to be invested
  -- the number of shares, all shares or the dollar amount you wish to exchange

Sign your request exactly as the account is registered.

2. Mail the request and information to:
     John Hancock Investor Services Corporation
     P.O. Box 9116
     Boston, Massachusetts 02205-9116

REINVESTMENT PRIVILEGE

IF YOU REDEEM SHARES OF THE FUND, YOU MAY BE ABLE TO REINVEST THE PROCEEDS IN THE FUND OR ANOTHER JOHN HANCOCK FUND WITHOUT PAYING AN ADDITIONAL SALES CHARGE.

1. You will not be subject to a sales charge on Class A shares that you reinvest in any John Hancock fund that is otherwise subject to a sales charge, as long as you reinvest within 120 days from the redemption date. If you paid a CDSC upon a redemption, you may reinvest at net asset value in the same class of shares from which you redeemed within 120 days. Your account will be credited with the amount of the CDSC previously charged, and the reinvested shares will continue to be subject to a CDSC. For purposes of computing the CDSC payable upon a subsequent redemption, the holding period of the shares acquired through reinvestment will include the holding period of the redeemed shares.

2. Any portion of your redemption may be reinvested in the Fund shares or in shares of any of the other John Hancock funds, subject to the minimum investment limit of that fund.

3. To reinvest in shares of the Fund, you must notify Investor Services in writing. Include the Fund(s) name, account number and class from which your shares were originally redeemed.

SYSTEMATIC WITHDRAWAL PLAN

YOU CAN PAY ROUTINE BILLS OR MAKE PERIODIC DISBURSEMENTS FROM YOUR ACCOUNT.

1. You can elect the Systematic Withdrawal Plan at any time by completing the Account Privileges Application which is attached to this Prospectus. You can also obtain the Application from your registered representative or by calling 1-800-225-5291.

2. To be eligible, you must have at least $5,000 in your account.

3. Payments from your account can be made monthly, quarterly, semi-annually or annually or on a selected monthly basis to yourself or any other designated payee.

4. There is no limit on the number of payees you may authorize, but all payments must be made at the same time or intervals.

5. It is not advantageous to maintain a systematic withdrawal plan concurrently with purchases of additional Class A or Class B shares because you may be subject to an initial sales charge on your purchases of Class A shares or to a CDSC on your redemptions of Class B shares. In addition, your redemptions are taxable events.

6. Redemptions will be discontinued if the U.S. Postal Service cannot deliver your checks, or if deposits to a bank account are returned for any reason.

MONTHLY AUTOMATIC ACCUMULATION PROGRAM (MAAP)

YOU CAN MAKE AUTOMATIC INVESTMENTS AND SIMPLIFY YOUR INVESTING.

1. You can authorize an investment to be drawn automatically each month from your bank for investment in Fund shares, under the "Automatic Investing" and "Bank Information" sections of the Account Privileges Application.

2. You can also authorize automatic investing through payroll deduction by completing the "Direct Deposit Investing" section of the Account Privileges Application.

3. You can terminate your Monthly Automatic Accumulation Program at any time.

4. There is no charge to you for this program, and there is no cost to the Fund.

5. If you have payments being withdrawn from a bank account and we are notified that the account has been closed, your withdrawals will be discontinued.

GROUP INVESTMENT PROGRAM

ORGANIZED GROUPS OF AT LEAST FOUR PERSONS MAY ESTABLISH ACCOUNTS.

1. An individual account will be established for each participant, but the initial sales charge for Class A shares will be based on the aggregate dollar amount of all participants' investments. To determine how to qualify for this program, contact your registered representative or call 1-800-225- 5291.

2. The initial aggregate investment of all participants in the group must be at least $250.

3. There is no additional charge for program. There is no obligation to make investments beyond the minimum, and you may terminate the program at any time.

QUALITY DISTRIBUTION
The average weighted quality distribution of the securities in the portfolio for the year ended December 31, 1994:

                                                            RATING                            RATING
                                AVERAGE          % OF       ASSIGNED         % OF             ASSIGNED         % OF
SECURITY RATINGS                 VALUE         PORTFOLIO   BY ADVISER      PORTFOLIO         BY SERVICE      PORTFOLIO
----------------                 -----         ---------   ----------      ---------         ----------      ---------
AAA                           $125,541,795        25.4%            0          0.0%          $125,541,795         25.4%
AA                             128,065,160        26.0%            0          0.0%           128,065,160         26.0%
A                              133,053,100        27.0%            0          0.0%           133,053,100         27.0%
BBB                             96,601,270        19.5%    9,526,518          1.9%            87,074,752         17.6%
BB                               8,664,235         1.8%            0          0.0%             8,664,235          1.8%
B                                        0         0.0%            0          0.0%                     0          0.0%
CCC                                      0         0.0%            0          0.0%                     0          0.0%
CC                                       0         0.0%            0          0.0%                     0          0.0%
C                                        0         0.0%            0          0.0%                     0          0.0%
D                                        0         0.0%            0          0.0%                     0          0.0%
                              ------------       -----     ---------          ---           ------------         ----
Debt Securities                491,925,560        99.7%    9,526,518          1.9%          $482,399,042         97.8%
Equity Securities                        0         0.0%
Short-Term Securities            1,575,462         0.3%
                              ------------       -----
Total Portfolio               $493,501,022       100.0%
                              ------------       -----
Other Assets -- Net           $ 11,138,728
                              ------------
Net Assets                    $504,639,750
                              ============


The ratings are described in the Statement of Additional Information.

JOHN HANCOCK TAX-EXEMPT
INCOME FUND

  INVESTMENT ADVISER
  John Hancock Advisers, Inc.
  101 Huntington Avenue
  Boston, Massachusetts 02199-7603

  PRINCIPAL DISTRIBUTOR
  John Hancock Funds, Inc.
  101 Huntington Avenue
  Boston, Massachusetts 02199-7603

  CUSTODIAN
  Investors Bank & Trust
  Company
  24 Federal Street
  Boston, Massachusetts 02110

  TRANSFER AGENT
  John Hancock Investor
  Services Corporation
  P.O. Box 9116
  Boston, Massachusetts 02205-9116

  INDEPENDENT AUDITORS
  Ernst & Young LLP
  200 Clarendon Street
  Boston, Massachusetts 02116

HOW TO OBTAIN INFORMATION
ABOUT THE FUND

For: Service Information
     Telephone Exchange
     Investment-by-Phone
     Telephone Redemption
     call 1-800-225-5291

For: TDD
     call 1-800-554-6713

JHD-2300P 5-95    Printed on Recycled Paper


JOHN HANCOCK
TAX-EXEMPT
INCOME FUND

CLASS A AND CLASS B SHARES
PROSPECTUS
MAY 1, 1995

A MUTUAL FUND SEEKING AS HIGH A LEVEL OF
DIVIDEND INCOME EXEMPT FROM FEDERAL INCOME
TAX AS IS CONSISTENT WITH PRESERVATION OF
CAPITAL.


101 HUNTINGTON AVENUE
BOSTON, MASSACHUSETTS 02199-7603
TELEPHONE 1-800-225-5291